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                                                                    Exhibit 23.1



                         CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" in the dELiA*s Corp. Registration Statement (Form S-8 No. 333-00000) pertaining to the dELiA*s Inc. 1996 Amended and Restated Stock Incentive Plan, dELiA*s Inc. 1998 Stock Incentive Plan, and iTurf Inc. 1999 Amended and Restated Stock Incentive Plan and incorporation by reference therein of our report dated March 29, 2000 (except for Notes 5 and 15, as to which the date is April 28,
2000), with respect to the consolidated financial statements and schedules of dELiA*s Inc. included in dELiA*s Inc.'s Annual Report (Form 10-K) for the year ended January 29, 2000 and included in dELiA*s Corp.'s Current Report on Form 8-K/A dated December 11, 2000, both filed with the Securities and Exchange Commission.

New York, NY
January 10, 2001